Exhibit 99

FOR IMMEDIATE RELEASE    Ref: 21-08

Contact:	Brendan Maiorana
Executive Vice President of Finance and Treasurer
brendan.maiorana@highwoods.com
919-872-4924

Highwoods Agrees to Acquire Office Assets from
Preferred Apartment Communities, Inc.
Total Investment of $769M (Including Assumed Debt)
Closing Scheduled for Third Quarter 2021

Asset	Strategy	Market	Submarket/BBD	SF
150 Fayetteville	Core	Raleigh	CBD	560,000
CAPTRUST Tower	Core	Raleigh	North Hills	300,000
Capitol Towers	Core	Charlotte	SouthPark	479,000
Morrocroft Centre	Core	Charlotte	SouthPark	291,000
Galleria 75 Redevelopment Site	Core	Atlanta	Cumberland/Galleria

Office-Related Mezzanine Loan	Non-Core	Atlanta	West Midtown
Armour Yards	Non-Core	Atlanta	Buckhead/Midtown
______________________

Acquisition to be Funded Primarily Through
Sales of Non-Core Assets
Expects to Return Balance Sheet Metrics to Current Levels by Mid-2022
______________________

Plan Expected to Strengthen Long-Term Growth Trajectory
Immediately Accretive to Cash Flows
Neutral to Current FFO Run Rate; Accretive over Long-Term
______________________

Conference Call: Monday, April 19th at 11:00 A.M. ET
(800) 756-3565 or www.highwoods.com
______________________

Page | 2    Highwoods

RALEIGH, NC – April 19, 2021 – Highwoods Properties, Inc. (NYSE:HIW) has agreed to acquire a portfolio of office assets from Preferred Apartment Communities, Inc. (NYSE:APTS) (“PAC”). The core portfolio to be acquired consists of four Class A office assets in Charlotte and Raleigh and one mixed-use redevelopment site in Atlanta. The Company has also agreed to acquire two non-core assets: a mezzanine loan related to a recently constructed office building in Atlanta; and Armour Yards, a multi-building creative office project in Atlanta.

The Company’s total investment, including the estimated value of the non-core assets, is expected to be $769 million, which includes $28 million of near-term building improvements and $5 million of transaction costs. The transaction is expected to include, among other things, the assumption of four secured loans collateralized by the core office buildings estimated to be recorded at fair value of $403 million in the aggregate, with a weighted average effective interest rate of 3.7% and a weighted average maturity of 10.8 years. The value of the non-core assets represents less than 12% of the anticipated total investment.

The acquisition, which is subject to customary closing conditions, is scheduled to close during the third quarter of 2021. The Company is posting $50 million of earnest money deposits that are non-refundable except in limited circumstances.

The core office buildings in Charlotte and Raleigh, which encompass 1,630,000 square feet in total, were 95% leased at December 31, 2020 with rent collections of over 99% during 2020. These properties are projected to generate cash net operating income of $38.0 million and GAAP net operating income of $42.7 million in the first four quarters following closing.

The Company’s plan is to ultimately fund the acquisition primarily by accelerating the sales of existing non-core assets. The Company expects to return its balance sheet metrics to current levels by mid-2022.

Ted Klinck, President and CEO, stated, “The portfolio of properties from PAC fits perfectly with our existing BBD strategy and footprint. This high-quality portfolio gives us entry into two new BBDs that have long been on our wish list, nearly doubles our presence in Charlotte to 1.6 million square feet and further strengthens our market share in Raleigh. Further, there is long-term upside from potential synergies with our existing portfolio and an attractive redevelopment parcel in Atlanta.

Our plan is to effectively match-fund our purchase of these trophy assets in the high-growth markets of Charlotte and Raleigh by selling a select portfolio of non-core assets. Importantly, once completed, our plan is expected to be roughly leverage-neutral, accretive to cash flows and neutral to our FFO run-rate, while improving the quality of our portfolio and providing higher growth over time.”

“We are very appreciative of the entire team at PAC who have worked so collaboratively alongside us on this transaction. They have been great to work with and we look forward to closing the transaction,” Mr. Klinck added.

The financial impacts of these planned investment activities were not included in the Company’s 2021 per share FFO outlook published on February 9, 2021. While the Company will provide an updated 2021 FFO outlook as part of its first quarter earnings release on April 27, 2021, it does

Page | 3    Highwoods

not intend to update its FFO outlook to reflect the financial impacts of these planned investment activities until the closing of the acquisition.

150 Fayetteville – Raleigh (CBD)
150 Fayetteville is a 29-story, Class A officer tower encompassing 560,000 square feet in CBD Raleigh. The building was 91% leased at December 31, 2020 with a current weighted average lease term of 5.8 years. With this acquisition, the Company will own nearly 1.5 million square feet of Class A office buildings concentrated within four city blocks in CBD Raleigh, one of the city’s Best Business Districts (BBDs). The Company also owns two development sites in CBD Raleigh that can support more than 500,000 square feet of Class A office.

CAPTRUST Tower – Raleigh (North Hills)
CAPTRUST Tower is a 16-story, Class A office tower located in the heart of Raleigh’s vibrant mixed-use North Hills submarket, a new BBD for Highwoods. This 300,000 square foot building, which has a wide array of office and amenity retail customers, was 98% leased at December 31, 2020 with a current weighted average lease term of 8.3 years.

Capitol Towers – Charlotte (SouthPark)
Capitol Towers is a 479,000 square foot asset that includes two 10-story office buildings, the award-winning Legion Brewing and additional amenity retail in the vibrant and upscale SouthPark submarket of Charlotte, also a new BBD for Highwoods. Capitol Towers, which was completed between 2015 and 2017, was 98% leased on a combined basis at December 31, 2020 with a current weighted average lease term of 8.9 years.

Morrocroft Centre – Charlotte (SouthPark)
Morrocroft Centre is a 291,000 square foot, three-building office complex in the SouthPark submarket of Charlotte. Morrocroft Centre was 95% leased on a combined basis at December 31, 2020 with a current weighted average lease term of 6.1 years.

Galleria 75 – Atlanta (Cumberland/Galleria)
Galleria 75 is a mixed-use redevelopment site in the Cumberland/Galleria submarket of Atlanta, one of the city’s BBDs. The site is located less than one mile from Highwoods-owned Riverwood 100 and 200, which encompass 800,000 square feet and were 95% occupied on a combined basis at December 31, 2020. Galleria 75 can support up to 600,000 square feet of office development and 300 apartment units. The site’s two existing low-rise office buildings totaling 111,000 square feet are 90% leased to customers on short-term leases. Because Galleria 75 will be classified as a development parcel, net operating income generated from the two existing buildings, which is estimated to be approximately $1.2 million annually, will not be included in the Company’s calculation of FFO.

Non-Core Assets
The mezzanine loan is part of the financing structure used by a third party to construct 8West, a 195,000 square foot, 9-story office building on the western side of the Georgia Tech campus in Midtown Atlanta. Armour Yards is a multi-building creative office project located between Atlanta’s Buckhead and Midtown submarkets and along the future Beltline extension. Armour Yards consists of four adaptive reuse office buildings totaling 187,000 square feet that were 93% leased at December 31, 2020 as well as a 36,000 square foot, recently completed office building. As part of the transaction, PAC will separately market Armour Yards for sale to a third party. If PAC chooses not to sell Armour Yards to a third party, Highwoods will close on the acquisition of the creative office project no later than the first quarter of 2022.

Page | 4    Highwoods

Funding Plan
The Company plans to fund the initial $250 million cash portion of the purchase price with borrowings under its current $750 million unsecured revolving credit facility and an expected $200 million, six-month unsecured bridge facility from JPMorgan Chase Bank, N.A. Both facilities bear interest at LIBOR plus 90 basis points. The bridge facility, which is subject to definitive documentation and customary conditions, can be extended at the Company’s option for an additional six-month period and will contain financial and other covenants that are similar to the covenants under the Company’s revolving credit facility.

The Company’s long-term plan is to fund the acquisition primarily by accelerating the sale of $500 to $600 million of non-core assets currently owned by the Company. The Company expects to return its balance sheet metrics to current levels by mid-2022. The Company can provide no assurances, however, that it will dispose of any assets on favorable terms, or at all, because the dispositions are subject to the negotiation and execution of sale agreements and would then be subject to the buyers’ completion of satisfactory due diligence and other customary closing conditions. Approximately $250 million, or an amount equal to the cash portion of the purchase price, of the planned dispositions are expected to qualify for tax-deferred treatment under Section 1031 of the Internal Revenue Code.

Advisors
J.P. Morgan is acting as exclusive financial advisor to Highwoods. Allman Spry Davis Leggett & Crumpler, P.A. is serving as outside real estate counsel to Highwoods.

Presentation
A presentation highlighting the planned acquisition and planned acceleration of non-core dispositions can be accessed through the link below and in the Investors section of the Company’s website at www.highwoods.com.

HIW April 2021 Strategic Acquisitions Presentation

Conference Call
Today, Monday, April 19, 2021, at 11:00 A.M. ET, Highwoods will host a conference call to discuss the matters highlighted in this press release. For US/Canada callers, dial (800) 756-3565. A live, listen-only webcast and a subsequent replay can be accessed through the Company’s website at www.highwoods.com under the “Investors” section.

About Highwoods Properties
Highwoods Properties, headquartered in Raleigh, North Carolina, is a publicly traded (NYSE:HIW) real estate investment trust (“REIT”) and a member of the S&P MidCap 400 Index. The Company is a fully-integrated office REIT that owns, develops, acquires, leases and manages properties primarily in the BBDs of Atlanta, Charlotte, Nashville, Orlando, Pittsburgh, Raleigh, Richmond and Tampa. For more information about Highwoods Properties, please visit our website at www.highwoods.com.

Forward-Looking Statements
Certain matters discussed in this press release are forward-looking statements within the meaning of the federal securities laws, such as: the planned acquisition of a portfolio of office assets from PAC on the terms described in this press release; the terms of the bridge facility; the planned sales of non-core assets and expected pricing and impact with respect to such

Page | 5    Highwoods

sales, including the tax impact of such sales; the anticipated total investment, projected leasing activity, estimated replacement cost and expected net operating income of acquired properties and properties to be developed; and expected future leverage of the Company. These statements are distinguished by use of the words “will,” “expect,” “intend,” “plan,” “anticipate” and words of similar meaning. Although Highwoods believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be achieved.

Factors that could cause actual results to differ materially from Highwoods' current expectations include, among others, the following: closing of the planned acquisition of a portfolio of office assets from PAC may not occur on the terms described in this press release or at all; buyers may not be available and pricing may not be adequate with respect to the planned dispositions of non-core assets; comparable sales data on which we based our expectations with respect to the sales price of the non-core assets may not reflect current market trends; anticipated G&A expense savings may not be realized; the financial condition of our customers could deteriorate; development activity by our competitors in our existing markets could result in excessive supply of properties relative to customer demand; development, acquisition, reinvestment, disposition or joint venture projects may not be completed as quickly or on as favorable terms as anticipated; we may not be able to lease or re-lease second generation space quickly or on as favorable terms as old leases; our markets may suffer declines in economic growth; we may not be able to lease our newly constructed buildings as quickly or on as favorable terms as originally anticipated; unanticipated increases in interest rates could increase our debt service costs; unanticipated increases in operating expenses could negatively impact our NOI; we may not be able to meet our liquidity requirements or obtain capital on favorable terms to fund our working capital needs and growth initiatives or to repay or refinance outstanding debt upon maturity; the Company could lose key executive officers; and others detailed in the Company’s 2020 Annual Report on Form 10-K and subsequent SEC reports.

##